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                                                                    Exhibit 99.1


                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------



                GIUSEPPE BRUSONE BECOMES CHIEF EXECUTIVE OFFICER
                          OF DONNA KARAN INTERNATIONAL

NEW YORK, July 16, 2001 - Donna Karan International Inc. (NYSE: DK) today announced that Giuseppe Brusone has assumed the position of Chief Executive Officer of the company, effective immediately. As previously announced, Mr. Brusone succeeds John Idol, who has left to pursue other business opportunities.

Mr. Brusone was formerly Senior Vice President, Acquisitions and Brand Development of the LVMH Fashion Group. Prior to this position he was CEO of Giorgio Armani SpA from 1986-2000 and Sales Director of Valentino (GFT Group) from 1979-1986.

Donna Karan, Chairman of the Board and Chief Designer of Donna Karan International, said, "I am delighted that Giuseppe is now on-board. The combination of his leadership and the oversight of LVMH is certain to help take the company to its next successful stage of growth and development. We thank John Idol for his service, and wish him well."

Mr. Brusone said, "I am excited about working with Donna Karan and the entire DKI team to take advantage of the opportunities to expand and develop the Donna Karan New York and DKNY brands."

John Idol said, "I am proud of what we have achieved over these last four years. I am confident that Giuseppe will build on these accomplishments and am pleased that we have been able to effect a smooth and speedy transition."

As announced in April, DKI and LVMH have entered into a merger agreement providing for the acquisition of the company for $10.75 a share in cash. Consummation of the transaction is subject to the approval of DKI shareholders, receipt of all necessary government approvals, and other customary conditions. The transaction is expected to be completed in the third quarter.

                                       ###


FORWARD-LOOKING STATEMENTS FOR DONNA KARAN INTERNATIONAL

Certain statements contained herein are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Wherever used, the words "expect," "plan," "anticipate," "believe," "may" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause Donna Karan International's actual results in

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future periods or plans for future periods to differ materially from what is currently anticipated. Those risks include, among other things, the failure to consummate the proposed merger with LVMH at all due to a failure of a condition in the merger agreement or to consummate the merger on a timely basis due to delays in the process of satisfying the conditions contained therein, and risks associated with the timing, expense and/or changes in the Company's strategic plan associated with the proposed merger.

ABOUT DONNA KARAN INTERNATIONAL INC.

Donna Karan International Inc. is one of the leading international fashion design houses. The Company designs, contracts for the manufacture of, markets, retails, and distributes collections of men's and women's clothing, sportswear, accessories and shoes under the DONNA KARAN NEW YORK, DKNY, DKNY JEANS, and DKNY ACTIVE brand names. The Company also selectively has granted licenses for the manufacture and distribution of certain other products under its brand names, including beauty and beauty-related products, jeanswear, activewear, hosiery, intimate apparel, eyewear and children's apparel.

ABOUT LVMH

LVMH Moet Hennessy Louis Vuitton is the world's leading luxury products group. LVMH is present in the Perfumes and Cosmetics sector with Parfums Christian Dior, Guerlain, Givenchy and Kenzo, and has recently acquired six promising cosmetic companies, Bliss, Hard Candy, BeneFit Cosmetics, Urban Decay, Make Up For Ever and Fresh. The Group is represented in Wines and Spirits by a portfolio of brands that includes Moet & Chandon, Dom Perignon, Veuve Clicquot Ponsardin, Krug, Pommery, Chateau d'Yquem, Chandon, Hennessy and Hine. Its Fashion and Leather Goods division includes Louis Vuitton, the world's leading luxury brand, as well as Celine, Loewe, Kenzo, Givenchy, Christian Lacroix, Thomas Pink, Fendi and Pucci.

LVMH is active in selective retailing through DFS, Miami Cruiseline, Sephora, Le Bon Marche and La Samaritaine. LVMH's Watch and Jewelry division comprises TAG Heuer, Ebel, Chaumet, Zenith, Fred, as well as Omas, the prestigious Italian writing instruments company. Phillips, one of the world's largest auction houses, which has recently teamed up with L'Etude Tajan and Geneva art dealer de Pury & Luxembourg Art, belongs to the LVMH group. Connaissance des Arts and Art & Auction Magazine, two specialized publications, also recently joined the Group. In 2000 LVMH also launched eLUXURY, the authoritative online source for luxury goods on the Internet.

LVMH shares (LVMH.PA) are listed on the Paris Stock Exchange and NASDAQ in the United States (LVMHY).

FOR FURTHER INFORMATION:

INVESTOR CONTACTS:

Donna Karan International Inc.
Joseph B. Parsons                                    +1 212 789 1500

LVMH
Christopher Hollis                                   +331 4413 2222
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MEDIA CONTACTS:

Donna Karan International Inc.
Patti Cohen                                          +1 212 789 1500

LVMH (US): Kekst and Company
Jim Fingeroth/Jessica Barist                         +1 212 521 4800
or
LVMH (UK): Financial Dynamics
Hugh Morrison/Alison Hughes                          +44 20 7831 3113
or
LVMH (France): DGM
Michel Calzaroni/Olivier Labesse                     +33 1 40 70 11 89
or
LVMH (Italy): D&C Financial Communications
Fabio Raineri/Paola di Raimondo                      +39 02 438 11 41
or
LVMH (Italy fashion press) :
Studio Settantacinque
Wilma Sarchi                                         +39 02 805 18 26




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